  Exhibit 99.1

Raptor Pharmaceutical Corp. Reports Second Quarter 2016 Financial Results

Quarterly Revenue Increased 37.3% Year-Over-Year, to $32.0 Million

Raptor Raises 2016 Global Net Revenue Guidance to $125-$135 Million

Company to Host Conference Call and Webcast Today at 4:30 p.m. EDT/1:30 p.m. PDT

NOVATO, Calif., August 4, 2016 -- Raptor Pharmaceutical Corp. (NASDAQ: RPTP), a biopharmaceutical company developing and commercializing transformative treatments for rare diseases, today announced its financial results for the second quarter of 2016 and provided an update on recent corporate developments.

Summary

Global net product revenue was $32.0 million for the second quarter ended June 30, 2016, a 37.3% increase compared to $23.3 million for the same period in 2015.

Net loss on a GAAP basis was $14.0 million, or $0.16 per share, for the second quarter of 2016 compared to a GAAP net loss of $13.9 million, or $0.17 per share, for the same period in 2015.

Non-GAAP net loss, which excludes non-cash expenditures such as stock compensation, amortization and impairment of IPR&D, and change in the fair value of the contingent consideration liability related to acquisitions, was $11.3 million, or $0.13 per share, for the second quarter of 2016 compared to a non-GAAP net loss of $9.6 million, or $0.12 per share, for the same period in 2015.

Cash and cash equivalents were $124.2 million as of June 30, 2016.

Raptor is raising its 2016 global net revenue guidance to $125 to 135 million from $115 to $125 million and affirming its guidance for non-GAAP operating expenses, excluding non-cash expenditures such as stock compensation, amortization and impairment of IPR&D, and change in the fair value of the contingent consideration liability related to acquisitions, of between $125 and $135 million.

“I’m delighted that we delivered another record quarter for sales, driven primarily by growing patient demand for PROCYSBI,” said Julie Anne Smith, President and CEO of Raptor. “For the first time, PROCYSBI revenue was augmented by sales of QUINSAIR, which is off to a terrific launch in Europe. Based on our outstanding commercial performance, we are pleased to raise our 2016 revenue guidance. We look forward to continued growth from both products and supporting patients living with rare diseases and with limited options.”

Second Quarter 2016 Business Highlights

In April, Raptor commenced the first commercial sales of QUINSAIR (levofloxacin inhalation solution) in Germany and Denmark for the management of chronic pulmonary infections due to Pseudomonas aeruginosa in adult patients with cystic fibrosis. To date, approval for reimbursement for QUINSAIR has been achieved in numerous European countries.

In June, Raptor participated in the 39th European Cystic Fibrosis Conference and presented new analyses of data from its Phase 3 clinical study (MPEX-209) comparing QUINSAIR to inhaled tobramycin solution in patients with cystic fibrosis and chronic Pseudomonas aeruginosa infections. The data suggest that subjects with three or more pulmonary exacerbations in the prior year who were randomized to receive QUINSAIR had a significantly lower incidence of pulmonary exacerbations when compared with their peers who were randomized to receive the active comparator, tobramycin inhalation solution (p=0.026).

Second Quarter 2016 Financial Results

Raptor provides non-GAAP financial measures, which it believes can enhance an overall understanding of its financial performance when considered together with GAAP figures. Refer to the section of this press release below entitled “Non-GAAP Financial Information and Other Disclosures” for further discussion on this subject.

Net Product Revenue

Global net revenue for the second quarter of 2016 was $32.0 million, compared to $23.3 million for the second quarter of 2015. The 37.3% revenue growth was driven by further market penetration in the U.S. and in Europe and an increase in named patient sales in other international territories for PROCYSBI, and by the introduction of QUINSAIR during the quarter.

Cost of Sales

Cost of sales was $4.9 million for the second quarter of 2016, compared to $2.6 million for the second quarter of 2015. The increase was due to higher quarterly sales year-over-year, leading to higher direct costs and royalty expenses in 2016.

Research & Development (R&D)

R&D expenses for the second quarter of 2016 were $15.7 million, compared to $11.9 million for the second quarter of 2015. The increased expense for the three month period ended June 30, 2016 was primarily due to increased activities associated with our product portfolio, support for the European QUINSAIR launch and related to preparation for a potential NDA filing for QUINSAIR in a cystic fibrosis indication in the US.

Selling, General and Administrative (SG&A)

SG&A expenses were $20.9 million for the second quarter of 2016 compared to $17.8 million for the second quarter of 2015. The increase in SG&A expenses was primarily a result of increased personnel costs and promotional support for the worldwide commercial operations of PROCYSBI and QUINSAIR in Europe.

Interest Expense

Interest expense for the second quarter of 2016 was $4.3 million, compared to $4.8 million for the second quarter of 2015. The decrease in interest expense was primarily due to a decrease in principal from which Raptor’s interest expense is calculated.

Net Loss

GAAP net loss in the second quarter of 2016 was $14.0 million, or $0.16 per share, compared to a net loss of $13.9 million, or $0.17 per share for the second quarter of 2015.

Non-GAAP net loss, which excludes non-cash expenditures such as stock compensation, amortization and impairment of IPR&D, and change in the fair value of the contingent consideration liability related to acquisitions, for the second quarter of 2016 was $11.3 million, or $0.13 per share, compared to a non-GAAP net loss of $9.6 million, or $0.12 per share, in the second quarter of 2015.

Cash and Cash Equivalents

As of June 30, 2016, Raptor had $124.2 million in cash and cash equivalents compared to $132.0 million in cash and cash equivalents at March 31, 2016.

2016 Full-Year Financial Guidance

•	Raising 2016 global net revenue guidance to $125 to $135 million from $115 to $125 million.
•	Refining PROCYSBI revenue growth to at least 30% over 2015 revenues.
•

Reiterating non-GAAP operating expense guidance, which excludes non-cash expenditures such as stock compensation, amortization and impairment of IPR&D, and change in the fair value of the contingent consideration liability related to acquisitions, of $125 to $135 million. Raptor is unable to reconcile non-GAAP operating expense guidance to GAAP operating expense guidance without unreasonable efforts and believes any such reconciliation would imply a degree of precision that could be confusing to investors. Raptor is unable to predict the probable significance of any of the above-listed adjustments.

Product and Pipeline Updates

PROCYSBI for Nephropathic Cystinosis

•	In the second quarter, Raptor recorded the first PROCYSBI sales in several additional European countries.
•

A New Drug Submission (NDS) for PROCYSBI for the treatment of nephropathic cystinosis is currently under review by Health Canada. Recently, Raptor received notice from Health Canada that it is seeking additional information to complete its review. Raptor intends to submit a response to Health Canada in a timely fashion to preserve Priority Review status and expects that Health Canada's timeline for review of the NDS will re-commence when it accepts Raptor’s response. As a result, Raptor anticipates a delay in Health Canada’s decision on the potential marketing approval of PROCYSBI.

QUINSAIR for Cystic Fibrosis

•

In April, Raptor launched QUINSAIR in Germany and Denmark for the management of chronic pulmonary infections due to Pseudomonas aeruginosa in adults with cystic fibrosis, and to date, QUINSAIR has become available for reimbursement in several territories in the EU and Raptor is actively expanding into new countries.

•	Raptor anticipates launching QUINSAIR in Canada for the same indication, for which it has received marketing approval, in the second half of 2016.
•

In August, the European Patent Office issued EP Pat. No. 1 901 749 with claims covering Raptor’s QUINSAIR formulation. This patent will expire in May 2026, supplementing Raptor’s 10 years of data exclusivity.

MP-376 (Investigational Form of QUINSAIR)

•

Raptor had a meeting with the FDA in the second quarter concerning MP-376 for the management of chronic pulmonary infections due to Pseudomonas aeruginosa in adult patients with cystic fibrosis in the U.S. The FDA requested additional information pertinent to Raptor’s existing trials prior to the company’s potential submission of an NDA. Raptor submitted a response to the FDA's request and expects to have additional discussions with the FDA.

•

The company intends to initiate a clinical study for MP-376 in bronchiectasis (BE) in 2016. Raptor plans to provide additional clarity on the timing of key activities once the study design has been finalized.

RP103 for Huntington’s Disease

•

With current efforts focused on prioritizing clinical programs that represent Raptor’s best use of current capital, the company continues to explore non-dilutive funding and partnering options for RP103 in Huntington’s disease.

RP103 for Mitochondrial Diseases

•	The second interim analysis, which occurred after 12 patients completed 24 weeks of treatment, indicated the ongoing trial should continue as planned, which is currently ongoing.

Anticipated Upcoming Milestones

•	2H 2016 – Potential QUINSAIR launch in Canada
•	2016 – Advancement towards an NDA submission for MP-376 in cystic fibrosis in the U.S.
•	2016 – Initiation of a clinical study for MP-376 in BE
•	1H 2017 – Phase 2 RP103 data in mitochondrial diseases

Conference Call and Webcast Information

Raptor will conduct a conference call and live audio webcast at 4:30 p.m. EDT (1:30 p.m. PDT) today. The live call may be accessed by dialing (888) 522-1023 for domestic callers or (704) 815-6269 for international callers and using the conference ID number 46079703. A live webcast of the conference call will be available online from the investor relations section of the Raptor website at www.raptorpharma.com. After the call, a webcast replay will be available on the Raptor website for 90 days while a telephone replay will be available for seven days. This can be accessed by dialing (855) 859-2056 for domestic callers, or (404) 537-3406 for international callers, and using the conference ID number 46079703.

Non-GAAP Financial Information and Other Disclosures

Raptor uses non-GAAP financial measures, such as non-GAAP net loss, non-GAAP net loss per share and non-GAAP operating expense, to assess and analyze its operational results and trends, provide operating expense guidance, and to make financial and operational decisions. Raptor believes these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding Raptor’s operating performance and exclude non-cash expenditures such as stock compensation, amortization and impairment of IPR&D, and change in the fair value of the contingent consideration liability related to acquisitions. These non-GAAP financial measures should not be considered an alternative to measurements required by GAAP, such as net loss, net loss per share and total operating expense, and should not be considered measures of Raptor’s liquidity. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance calculated in accordance with GAAP and should only be used to supplement an understanding of Raptor’s operating results as reported under GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliations between non-GAAP financial measures and GAAP financial measures are included in the table accompanying this press release after the unaudited consolidated financial statements. Raptor has not provided a GAAP reconciliation for its non-GAAP operating expense guidance measure because such measure is not available without unreasonable effort. Raptor cannot reliably predict the timing or likelihood of outcomes that determine future impairments or changes in the fair value of contingent consideration liability or factors that substantially contribute to the projection of stock compensation expense. Raptor is unable to predict the probable significance of these forward-looking adjustments.

About Raptor Pharmaceutical Corp.

Raptor Pharmaceutical Corp. is a global biopharmaceutical company focused on the development and commercialization of transformative therapeutics for rare, debilitating and often fatal diseases. Raptor is leading the global commercialization of two products for orphan diseases, including PROCYSBI, for the management of nephropathic cystinosis in adults and children ages two years and older, and QUINSAIR, an inhaled fluoroquinolone antibiotic for the management of chronic pulmonary infections due to Pseudomonas aeruginosa in adult patients with cystic fibrosis (CF). Raptor’s R&D pipeline includes RP103, known commercially as PROCYSBI, for Huntington's disease and mitochondrial disorders, including Leigh syndrome. Raptor holds several orphan drug designations, including orphan drug exclusivity for nephropathic cystinosis in the U.S. and EU. The pipeline also includes MP-376, known commercially as QUINSAIR, which has Qualified Infectious Disease Product (QIDP) designation for three distinct indications: the treatment of chronic pulmonary infections due to Pseudomonas aeruginosa, in patients with CF and in patients with BE, and in patients with nontuberculous mycobacteria (NTM). Raptor holds orphan drug designation in the U.S. for MP-376 for the treatment of CF, which, when added to the five years of exclusivity associated with QIDP designation, would confer 12 years of regulatory exclusivity upon FDA approval. For additional information, please visit www.raptorpharma.com.

About PROCYSBI (cysteamine bitartrate) delayed-release capsules

PROCYSBI is a cystine depleting agent that is approved in the U.S. for the treatment of nephropathic cystinosis in adults and children ages two years and older. It is contraindicated in patients with a hypersensitivity to penicillamine. The most commonly reported side effects are vomiting, abdominal pain/discomfort, headaches, nausea, diarrhea, anorexia/decreased appetite, breath odor, fatigue, dizziness, skin odor and rash. For additional information on PROCYSBI, including full prescribing information, please visit www.procysbi.com.

About QUINSAIR (levofloxacin inhalation solution)

QUINSAIR is a proprietary inhaled formulation of levofloxacin, a fluoroquinolone antibiotic, which is approved in the EU and Canada for the management of chronic pulmonary infections due to Pseudomonas aeruginosa in adult patients with CF. Administration of QUINSAIR with the high efficiency Zirela® Nebulizer System (PARI Pharma GmbH) allows for the delivery of high concentrations of active drug directly to the site of infection in approximately five minutes. QUINSAIR is contraindicated in patients with hypersensitivity to levofloxacin, a history of tendon disorders related to fluoroquinolones, or epilepsy and also patients who may be pregnant or breast feeding. QUINSAIR's safety was evaluated in two double-blind, placebo-controlled studies and an active comparator study in which the most frequently reported adverse reactions were cough/productive cough, dysgeusia and fatigue/asthenia.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are indicated by words or phrases such as “believes,” “expects,” “anticipates,” “estimates,” “plans,” “intends,” “continuing,” “ongoing,” “projected,” “potential” and similar words or phrases and relate to future events, including statements regarding: PROCYSBI and QUINSAIR sales growth and territorial expansion, Raptor's projected global net revenue, PROCYSBI's projected revenue growth, Raptor's projected Non-GAAP operating expenses, the timing of a decision on marketing approval of PROCYSBI in Canada, the degree of competitive protection issued patents on QUINSAIR may offer Raptor, time to market for QUINSAIR in Canada, Raptor’s expectations regarding discussions with the FDA regarding MP-376 as a treatment for Pseudomonas aeruginosa in CF, Raptor’s plans regarding initiation of clinical studies, exploration of non-dilutive funding and partnering options for Huntington’s disease, timing and occurrence of anticipated upcoming milestones, PROCYSBI as a treatment option for patients with nephropathic cystinosis and RP-103 as a treatment option for patients with Huntington’s disease and mitochondrial disorders, including Leigh syndrome, the availability of orphan drug exclusivity for MP-376 therapy in the U.S., Raptor’s plans and timing to develop MP-376 as a treatment for Pseudomonas aeruginosa in CF, BE and potentially also NTM and Raptor’s other development programs. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from these forward-looking statements. Raptor cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Factors which may contribute to differences in actual results include, among others: continued and increased market acceptance and sales of PROCYSBI and QUINSAIR; Raptor’s ability to expand the use of RP103 and MP-376 and to receive regulatory approval for other indications; Raptor’s reliance on single active pharmaceutical ingredient suppliers for PROCYSBI and QUINSAIR and other third parties in connection with drug product development; compliance with healthcare regulations, ongoing regulatory requirements and potential penalties; any serious adverse side effects associated with PROCYSBI, QUINSAIR or any other future products; any product liability claims; third-party payor coverage, reimbursement and pricing for PROCYSBI, QUINSAIR and future products; enacted and future healthcare legislation; Raptor’s ability to obtain and maintain orphan drug or other regulatory exclusivity for PROCYSBI, QUINSAIR or any other future products; the integration of European operations with U.S. operations; relationships with key scientific and medical collaborators; intellectual property protection and claims and continued license rights; and Raptor’s ability to fund its operations and make required payments on its debt. Certain of these risks, uncertainties and other factors are described in greater detail in the Company’s filings from time to time with the Securities and Exchange Commission (SEC), which Raptor strongly urges you to read and consider, including: Raptor’s annual report on Form 10-K for the twelve months ended December 31, 2015 filed with the SEC on February 26, 2016, as amended by Amendment No. 1 to Form 10-K filed with the SEC on April 29, 2016, Raptor's quarterly report on Form 10-Q  for the quarter ended March 31, 2016 filed with the SEC on May 5, 2016 and Raptor’s other periodic reports filed with SEC, all of which are available free of charge on the SEC’s web site at http://www.sec.gov. Subsequent written and oral forward-looking statements attributable to Raptor or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in Raptor’s reports filed with the SEC. Raptor expressly disclaims any intent or obligation to update any forward-looking statements except as may be required by law.

CONTACT: Kimberly Lee, D.O. Vice President, Corporate Strategy and Communications (415) 408-6351 klee@raptorpharma.com	MEDIA CONTACT: Monica May Canale Communications (619) 849-5383 monica@canalecomm.com
INVESTOR CONTACT: Robert H. Uhl Managing Director Westwicke Partners, LLC (858) 356-5932 robert.uhl@westwicke.com

Raptor Pharmaceutical Corp.

Condensed Consolidated Balance Sheets

(In thousands, except shares)

	June 30, 2016 (Unaudited)	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$124,239	$157,352
Restricted cash	1,367	1,055
Accounts receivable	15,727	13,267
Inventories	12,031	6,424
Prepaid expenses and other assets	3,422	3,301
Total current assets	156,786	181,399
Property and equipment, net	7,471	7,644
Goodwill	12,223	12,223
Intangible assets, net	176,598	216,463
Other assets	1,861	1,761
Total Assets	$354,939	$419,490

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,914	$5,423
Accrued liabilities	29,450	22,630
Note payable, current portion	11,559	11,402
Total current liabilities	43,923	39,455
Contingent consideration liability	152,070	166,800
Deferred tax liability	1,086	303
Note payable, net of current portion	32,212	38,054
Convertible notes	57,958	57,686
Total liabilities	287,249	302,298

Stockholders' equity:
Preferred stock, $0.001 par value per share, 15,000,000 shares authorized, zero shares issued and outstanding	—	—
Common stock, $0.001 par value per share, 150,000,000 shares authorized, 85,531,006 and 85,235,591 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	86	85
Additional paid-in capital	447,666	441,601
Accumulated other comprehensive loss	(1,341)	(1,377)
Accumulated deficit	(378,721)	(323,117)
Total stockholders' equity	67,690	117,192
Total Liabilities and Stockholders' Equity	$354,939	$419,490

Raptor Pharmaceutical Corp.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except shares and per share data)

	For the Three months Ended June 30		For the Six months Ended June 30,
	2016	2015	2016	2015
Product revenue	$32,045	$23,332	$59,515	$43,785
Cost of sales	4,948	2,640	9,279	6,362
Gross profit	27,097	20,692	50,236	37,423
Operating expenses:
Research and development	15,685	11,877	29,704	28,429
Selling, general and administrative	20,864	17,770	41,252	32,608
Impairment of IPR&D	—	—	39,600	—
Change in fair value of contingent consideration related to QUINSAIR acquisition	—	—	(14,730)	—
Total operating expenses	36,549	29,647	95,826	61,037
Loss from operations	(9,452)	(8,955)	(45,590)	(23,614)
Interest income	126	68	258	95
Interest expense	(4,322)	(4,784)	(9,340)	(9,282)
Foreign currency transaction gain (loss)	179	232	(34)	(243)
Adjustment to fair value of common stock warrants	—	(440)	—	(495)
Loss before provision for income taxes	(13,469)	(13,879)	(54,706)	(33,539)
Provision for income taxes	550	70	898	92
Net Loss	$(14,019)	$(13,949)	$(55,604)	$(33,631)
Other comprehensive income (loss):
Foreign currency translation gain (loss), net of tax	(6)	129	36	(418)
Comprehensive Loss	$(14,025)	$(13,820)	$(55,568)	$(34,049)

Net loss per share:
Basic and diluted	$(0.16)	$(0.17)	$(0.65)	$(0.45)
Weighted-average shares outstanding:
Basic and diluted	85,416,542	79,771,454	85,335,876	74,485,415

Raptor Pharmaceutical Corp.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited)

(In thousands, except shares and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Net loss	(14,019)	(13,949)	(55,604)	(33,631)

Stock-based compensation expense	2,689	4,311	5,348	7,165
Impairment of IPR&D	—	—	39,600	—
Change in fair value of contingent consideration related to QUINSAIR acquisition	—	—	(14,730)	—

Non-GAAP net loss	(11,330)	(9,638)	(25,386)	(26,466)

Non-GAAP net loss per share:
Basic and diluted	$(0.13)	$(0.12)	$(0.30)	$(0.36)

Weighted-average shares outstanding:
Basic and diluted	85,416,542	79,771,454	85,335,876	74,485,415